Exhibit 4.6

WISE GROUP PLC

2026 EQUITY INCENTIVE PLAN

WITH

NON-EMPLOYEE SUB-PLAN

ADOPTED BY THE BOARD OF DIRECTORS: APRIL 8, 2026

1. GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Service Providers, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Shares through the granting of Awards. The Plan is intended to be an “employees’ share scheme” for the purpose of English law.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Options; (ii) SARs; (iii) Restricted Share Awards; (iv) RSU Awards; (v) Performance Awards; and (vi) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalisation Adjustments, the aggregate number of Shares that may be issued pursuant to Awards will not exceed 102,567,200 Shares. In addition, subject to any adjustments as necessary to implement any Capitalisation Adjustments, such number of Shares will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to ten percent 10% of the total number of all classes of shares of the Company that have been issued as at December 31 of the preceding year regardless of the number of votes per share, subject to Applicable Law and the Company having sufficient authorised but unissued shares; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Shares.

(b) Share Reserve Operation.

(i) Limit Applies to Shares Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of Shares that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of Shares reasonably required to satisfy its obligations to issue or procure the transfer of

Shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that do not Constitute Issuance of Shares and do not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Shares); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax and/or social security withholding obligation in connection with an Award; or (5) Shares purchased by the trustee of any employee benefit trust on the open market or otherwise and transferred from the trustee in settlement of any Award under the Plan.

(iii) Reversion of Previously Issued Shares to Share Reserve. The following Shares previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are subject to a lien as unpaid or partly paid shares and forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are repurchased by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are repurchased by the Company to satisfy a tax and/or social security withholding obligation in connection with an Award.

(c) Source of Shares. The Shares issuable or transferable under the Plan will be:

(i) newly issued shares;

(ii) Treasury Shares; or

(iii) market purchase shares which include shares repurchased by the Company and/or shares purchased by the trustee of any employee benefit trust on the open market or otherwise.

3. DATE OF GRANT, ELIGIBILITY, LIMITATIONS AND RESTRICTIONS.

(a) Date of Grant. Unless otherwise determined by the Committee, the date of grant of an Award shall be the date on which the corporate action constituting a grant by the Company of an Award to any Participant is deemed completed, which shall be the date of such corporate action, unless otherwise determined by the Committee (including but not limited to in circumstances where the Committee determines that Awards shall be granted effective as of the date of execution on behalf of the Company of a Deed Poll), regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action approving the grant and/or the applicable Deed Poll contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records or Deed Poll (as applicable) will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(b) Eligible Award Recipients. Subject to the terms of the Plan, Service Providers are eligible to receive Awards.

(c) Timing of Award. Awards may not be granted after the 10th anniversary of the Effective Date and may only be granted:

(i) within 42 days starting on any of the following:

(1) the end of any closed period under the UK version of the Market Abuse Regulation (EU) 596/2014 which is part of UK law by virtue of the European Union (Withdrawal) Act 2018;

(2) the day after the announcement of the Company’s results for any period (whether annual, quarterly or half-yearly);

(3) the date of the Company’s annual general meeting or any other general meeting; or

(4) any day on which changes to the legislation or regulations affecting share plans are announced, effected or made,

(ii) where an Award is granted in connection with the recruitment of a Service Provider, as soon as practicable following them commencing their role as a Service Provider;

(iii) as soon as practicable following the lifting of any restriction on dealing in securities imposed by regulation, statute, order, directive or any code adopted by the Company as varied from time to time which prevented the granting of Awards during any period specified above; or

(iv) at any other time if the Committee resolves that exceptional circumstances exist which justify the grant of Awards at such time.

(d) Limitations on Options and SARs. Options and SARs may not be granted to US Participants providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the Shares underlying such Awards are treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(e) Transferability. Except as the Committee may determine or provide in an Award Agreement or otherwise for an Award, an Award may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except to the Designated

Beneficiary of the Participant on his or her death, and will, if applicable, be exercisable during the lifetime of the Participant only by the Participant or the Participant’s Designated Beneficiary after the Participant’s death, provided that except as explicitly provided herein, an Award may not be transferred (including, without limitation, to third party financial institutions) for consideration. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit transfer of an Award pursuant to a domestic relations order or in such other manner that is not prohibited by applicable anti-money laundering, sanctions, tax and securities laws upon the Participant’s request and provided that the Participant and the transferee enter into transfer documentation in a format acceptable to the Company and subject to the approval of the Committee or a duly authorised officer. References to a Participant, to the extent relevant in this context, will include references to a Designated Beneficiary or to Participant’s authorised transferee that the Committee specifically approves.

4. OPTIONS AND SHARE APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Committee. Each SAR will be denominated in Share equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Award Agreement in respect of an Option or SAR will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. No Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. The Committee will establish each Option’s and SAR’s exercise or strike price and specify the exercise or strike price in the Award Agreement. In respect of an Award to be satisfied using newly issued Shares, the exercise price will be no less than the nominal value of a Share and, in respect of US Participants, shall also not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted to a US Participant with an exercise price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or share appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Award Agreement or otherwise provided by the Company. The Committee has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilise a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Committee, by one or more of the following methods of payment to the extent set forth in the Award Agreement:

(i) by cash or cheque, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance or transfer of the Shares subject to the Option, results in either the receipt of cash (or cheque) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable or transferable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(iv) in any other form of consideration that may be acceptable to the Committee and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the Award Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of Shares equal to the number of Share equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Shares or cash (or any combination of Shares and cash) or in any other form of payment, as determined by the Committee and specified in the Award Agreement.

(e) Vesting. The Committee may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Committee. Except as otherwise determined by the Committee or Plan Administrator (as applicable), or provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(f) Performance Awards. With respect to any Option or SAR which is a Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Committee.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the Shares subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant or, if applicable, the Participant’s Designated Beneficiary, may exercise his or her Option or SAR to the extent vested (or in the case of the Participant’s death the Participant’s Designated Beneficiary may exercise his or her Option or SAR in full unless otherwise provided in the applicable Award Agreement), but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate or in each case such longer period of time as may be determined by the Committee or Plan Administrator (as applicable); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) six months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s death;

(iii) 12 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the Shares subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance or transfer of Shares upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance or transfer of Shares upon such exercise would violate Applicable Law; or (ii) the immediate sale of any Shares issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any Shares until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole Shares or their equivalents.

5. AWARDS OTHER THAN OPTIONS AND SHARE APPRECIATION RIGHTS.

(a) Restricted Share Awards and RSU Awards. Each Restricted Share Award and RSU Award will have such terms and conditions as determined by the Committee; provided, however, that each Award Agreement in respect of a Restricted Share Award or an RSU Award will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) Restricted Share Awards: To the extent consistent with the Company’s memorandum of association and articles of association from time to time, at the Committee’s election, Shares subject to a Restricted Share Award may be (A) held in book entry form subject to the Company’s instructions until such Shares become vested or any other restrictions (including any Holding Requirements) lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Committee. Unless otherwise determined by the Committee, a Participant will have voting and other rights as a shareholder of the Company with respect to any Shares subject to a Restricted Share Award.

(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of Shares that is equal to the number of restricted share units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue or procure the transfer of Shares in settlement of such Award and nothing contained in the Plan or any Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a shareholder of the Company with respect to any RSU Award (unless and until Shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) Restricted Share Awards: A Restricted Share Award may be granted in consideration for (A) cash or cheque, bank draft or money order payable to the

Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Committee may determine and permissible under Applicable Law, provided in each case that such consideration shall be no less than the nominal value of a Share in respect of a Restricted Share Award satisfied by the issuance of new Shares.

(2) RSU Awards: Unless otherwise determined by the Committee at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance or transfer of any Shares pursuant to the RSU Award, provided that consideration of no less than the nominal value of a Share shall be paid prior to the issuance of new Shares in satisfaction of an RSU Award. If, at the time of grant, the Committee determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance or transfer of any Shares in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Committee may determine and permissible under Applicable Law.

(iii) Vesting. The Committee may impose such restrictions on or conditions to the vesting of a Restricted Share Award or RSU Award as determined by the Committee. Except as otherwise determined by the Committee or Plan Administrator (as applicable), or provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Share Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service (save where such termination is due to the Participant’s death, in which case the Participant’s Award shall vest in full unless otherwise provided in the applicable Award Agreement).

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the Shares held by the Participant under his or her Restricted Share Award that have not vested as of the date of such termination as set forth in the Award Agreement in respect of a Restricted Share Award, (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination, and (3) the Participant will have no further right, title or interest in the Restricted Share Award or RSU Award, the Shares subject to or issuable or transferable pursuant to the Restricted Share Award or RSU Award, or any consideration in respect of the Restricted Share Award or RSU Award.

(v) Dividends and Dividend Equivalents. Subject to Section 6 (Holding Requirement), Section 9 (Tax Withholding) and Section 10(g) (Clawback/Recovery), dividends or dividend equivalents may be paid or credited, as applicable, with respect to any Shares subject to a Restricted Share Award or RSU Award, as determined by the Committee prior to settlement of the relevant Award.

(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance or transfer of Shares or cash (or any combination thereof) or in any other form of payment, as determined by the Committee and specified in the applicable Award Agreement. At the time of grant, the Committee may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award including any Holding Requirements.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Committee.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Shares, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Committee will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of Shares (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6. HOLDING REQUIREMENT

(a) Effect of Holding Requirement. Subject to Section 6(b), if an Award is subject to a Holding Requirement, it will vest at the time and to the extent determined under this Plan but, in the case of:

(i) an RSU Award, the Holding Shares will be issued or transferred to the Participant or to another person to be held for the benefit of the Participant (as the Committee determines) on the basis set out in this Section 6;

(ii) an Option that is exercised during the Holding Period, the Holding Shares will be issued or transferred as described above to be held for the balance of the Holding Period, on the basis set out in this Section 6; and

(iii) a Restricted Share Award, vesting of the Holding Shares will be deferred until the end of the Holding Period and during the Holding Period, the Award Agreement in respect of a Restricted Share Award will continue to apply as varied by this Section 6 as if the Restricted Share Award were Holding Shares.

If required to do so by the Committee, the Participant must enter into an agreement setting out the basis on which the Holding Shares will be held under this Section 6. If the Participant does not do so in the manner and within the timeframe specified by the Committee, the Award will lapse and the Holding Shares will not be issued or transferred (or will be forfeited if already issued or transferred).

If the Holding Shares have already been issued or transferred to the Participant or to another person to be held for the benefit of the Participant, the Participant will immediately transfer their interest in the Holding Shares, for no consideration or nominal consideration, to any person specified by the Committee.

(b) “Gross Hold”. The Committee or Plan Administrator (as applicable) may determine that instead of an Award vesting in respect of the Holding Shares, it will continue throughout the Holding Period. The provisions of the remainder of this Section 6 will apply to the ongoing Award to the extent applicable and will be interpreted as if references to the Holding Shares refers to the Shares, cash or other property comprised in the Award.

(c) Rights during the Holding Period.

(i) The Participant will be entitled to vote (or give instructions as to voting) and to receive dividends and have all other rights of a shareholder in respect of the Holding Shares (other than those subject to a Gross Hold) from the date the Shares are issued or transferred.

(ii) The Participant may not transfer, assign or otherwise dispose of the Holding Shares or any interest in them (or instruct anyone to do so) except (in each case other than those subject to a Gross Hold):

(1) in the case of a sale of sufficient entitlements in relation to a Holding Share to take up the balance of the entitlements under a rights issue or similar transaction;

(2) on forfeiture of the Holding Shares as described in Section 6.4;

(3) to fund any tax or social security in accordance with Section 9;

(4) in the case of an irrevocable undertaking to accept or vote in favour of a transaction contemplated by Section 7(c); or

(5) in any other circumstances if the Committee so allows.

(iii) Any securities which the Participant receives in respect of Holding Shares as a result of an event described in Section 7(a) during the Holding Period will, unless the Committee decides otherwise, be subject to the same restrictions as the corresponding Holding Shares. This will not apply to any Shares which a Participant acquires on a rights issue or similar transaction to the extent that they exceed the number they would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights.

(iv) For the avoidance of doubt, clawback (under Section 10(g)) will apply to the Holding Shares during the Holding Period.

(d) Termination of Continuous Service during the Holding Period. Provisions of this Plan relating to the termination of Continuous Service will not apply to any Holding Shares during the Holding Period and the Holding Requirement will continue to apply after the Participant’s Continuous Service has terminated.

However, if the Participant’s Continuous Service terminates for Cause during the Holding Period, the Holding Shares will be forfeited.

(e) Forfeiture of Holding Shares. Where any Holding Shares are forfeited, the Participant will immediately transfer their interest in the Holding Shares, for no consideration or nominal consideration, to any person specified by the Committee.

(f) End of the Holding Period. The Holding Period will end on the earliest of the following:

(i) the date on which the Holding Period would normally end, as set by the Committee;

(ii) the date on which the Participant dies; or

(iii) any other date determined by the Committee.

At the end of the Holding Period, the restrictions relating to Holding Shares in Section 6(c)(ii) will cease to apply and the Holding Shares will be transferred to the Participant or as he or she may direct.

(g) Cash Alternative. For the avoidance of doubt, any Award which is subject to a Holding Requirement may only be satisfied in cash as described in the Plan at or after the end of the Holding Period.

7. ADJUSTMENTS UPON CHANGES IN SHARES; OTHER CORPORATE EVENTS.

(a) Capitalisation Adjustments. In the event of a Capitalisation Adjustment, the Committee shall appropriately and proportionately adjust: (i) the class(es) and maximum number of Shares subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); and (ii) the class(es) and number of securities and exercise price, strike price or purchase price of Shares subject to outstanding Awards. The Committee shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional Shares shall be created in order to implement any Capitalisation Adjustment. The Committee shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding Shares not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased by the Company or otherwise forfeited notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Committee may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction, except as set forth in Section 12, and unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume, continue or substitute the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Committee.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the Committee will determine the extent (if at all) to which Awards, including but not limited to any Performance Awards which are not otherwise vested in accordance with their terms will vest (and, with respect to Options and Share Appreciation Rights, the time when such Awards may be exercised) effect as of a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of any Awards that will accelerate in whole or in part upon the occurrence of a Corporate Transaction and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code if applicable.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Committee may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Committee, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Committee, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Shareholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a shareholder representative that is authorised to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance or transfer of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company, the Board or the shareholders of the Company to make or authorise any adjustment, recapitalisation, reorganisation or other change in the Company’s capital structure or its business, any Change in Control, any Corporate Transaction, any merger or consolidation of the Company, any issue of shares or of options, rights or options to purchase shares or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8. ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance or transfer of Shares or other payment pursuant to an Award; (5) the number of Shares or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Shares, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the share price of the Shares, including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that shareholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for shareholder approval to the extent required by Applicable Law.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favourable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or address differences in laws, rules, regulations or customs of such international jurisdictions with respect to tax, securities, currency, employee benefit or other matters, including as may be necessary or appropriate in the Committee’s discretion to take advantage of specific tax treatment for Awards under any tax-favourable regime that may be available in any jurisdiction granted to Service Providers who are nationals of, or employed in, a jurisdiction outside Jersey (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Share Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of Shares, (B) cash and/or (C) other valuable consideration (as determined by the Committee); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorised to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with the Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated to the extent consistent with Applicable Law. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated to the extent consistent with Applicable Law. References herein to the Board shall include a Committee or Committees to whom such administration has been delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act (to the extent applicable to the Company) that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Executive Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to Other Person or Body. The Board or any Committee may delegate to one or more persons or bodies the authority to do one or more of the following to the extent permitted by Applicable Law: (i) designate recipients, other than Officers, of Awards, provided that no person or body may be delegated authority to grant an Award to themself; (ii) determine the number of Shares subject to such Awards; and (iii) determine the terms of such Awards; provided, however, that the Board or Committee action regarding such delegation will fix the terms of such delegation in accordance with Applicable Law. Unless provided otherwise in the Board’s or Committee’s action regarding such delegation, each Award granted pursuant to this section will be evidenced by the applicable form of Award Agreement most recently approved for use by the Board or the Committee, with any modifications necessary to incorporate or reflect the terms of such Award. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to any person or body (who is not a Director or that is not comprised solely of Directors, respectively) the authority to determine the Fair Market Value.

9. TAX WITHHOLDING AND ELECTIONS.

(a) Withholding Authorisation. As a condition to acceptance of any Award under the Plan, a Participant authorises withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate arrangements to satisfy the Tax-Related Item withholding obligations, if any, of the Company and/or an Affiliate and/or the trustee of any employee benefit trust that arise in connection with the grant, vesting, exercise or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue or procure the transfer of Shares subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any Tax-Related Item withholding obligation relating to an Award by (or by procuring that its Affiliates or a trustee satisfies) any of the following means or by a combination of such means:

(i) causing the Participant to tender a cash payment;

(ii) withholding Shares from the Shares issued or otherwise issuable or transferable to the Participant in connection with the Award;

(iii) withholding cash from an Award settled in cash;

(iv) withholding payment from any amounts otherwise payable to the Participant;

(v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board;

(vi) allowing the Participant to enter into a “same day sale” commitment with a broker-dealer (including, without limitation, a commitment under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act); or

(vii) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimise Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimise the tax or social security consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax or social security consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees not to make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax or social security liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisers regarding the tax and social security consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, to the extent applicable, each Participant acknowledges that any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of a Share on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not to make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Shares on the date of grant as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. The Company, its Affiliate and/or a trustee may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in a Participant’s jurisdiction. In the event of overwithholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or, if not refunded, the Participant may seek a refund from the local tax authorities. In the event of underwithholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company, its Affiliate and/or the trustee. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s, its Affiliate’s and/or the trustee’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company, its Affiliates and/or the trustee, each Participant agrees to indemnify and hold the Company, its Affiliates and/or the trustee harmless from any failure by the Company, its Affiliates and/or the trustee to withhold the proper amount. Further, if the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Participant will be deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items unless otherwise required by Applicable Law. Notwithstanding the generality of the foregoing, by accepting an Award, a

Participant agrees that they will be responsible for and indemnify the Company, any Affiliate and / or any trustee against any tax or social security consequences relating to their Award.

(e) Tax Elections. By accepting an Award, a Participant agrees to enter into any elections required by the Committee or Plan Administrator (as applicable), including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003, under Section 83(b) of the Code and/or elections to transfer any liability, or agreements to pay social security contributions.

10. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Shares. Proceeds from the sale of Shares pursuant to Awards (if any) will constitute general funds of the Company if any.

(b) Shareholder Rights. No Participant or Designated Beneficiary will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise, vesting or settlement of the Award pursuant to its terms, if applicable, and (ii) the issuance or transfer of the Shares subject to such Award is reflected in the records of the Company. The Company may place legends on certificates issued under the Plan that the Committee deems necessary or appropriate to comply with Applicable Laws.

(c) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate (subject to Applicable Law) and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause subject to Applicable Law and the terms of the Employee’s employment agreement, if any, or (ii) the service of a Director pursuant to the memorandum of association and articles of association from time to time of the Company or relevant Affiliate, and any applicable provisions of the corporate law of the jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(d) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Committee may determine, to the extent permitted by Applicable Law and save as may be provided in the written terms of any leave of absence agreement or policy applicable to the Participant, to (i) make a corresponding (or lesser, if the Committee so determines) reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting, exercise or payment schedule applicable to such Award and/or delay the expiry of any applicable Holding Period by a corresponding period (or such lesser period as the Committee may determine). In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended subject to Applicable Law. Notwithstanding the foregoing, any such extension: (A) shall not cause an Option or SAR to remain exercisable beyond the maximum term permitted under the Plan; and (B) shall not result in an Option or SAR failing to comply with, or becoming subject to, Section 409A of the Code or, in the case of a Participant subject to the tax laws of a jurisdiction outside the United States, any similar or equivalent provision of Applicable Law.

(e) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(f) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s website or intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Shares (e.g., a share certificate or electronic entry evidencing such shares) shall be determined by the Company.

(g) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any malus and/or clawback policy that the Company otherwise adopts or has adopted, to the extent applicable and permissible under Applicable Law. In addition, the Committee may impose such other malus, clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition or forfeiture right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. No recovery of compensation under such a malus and/or clawback policy or terms will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or “constructive dismissal” or any similar term under any plan of or agreement with the Company.

(h) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act or (ii) the Company has determined that such issuance or transfer would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the

Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(i) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested Shares subject to an Award have been issued or transferred, or in the case of a Restricted Share Award and similar Awards, after the issued or transferred Shares have vested, the holder of such Shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, any Holding Requirement applicable to such holder, the terms of the Trading Policy and Applicable Law.

(j) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan and the Shares underlying such Award, as determined upon grant, vesting or settlement, shall not be included as normal or expected compensation, earnings, salaries, or other similar terms used for any purpose, including, without limitation, calculating any severance, resignation, termination, vacation, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(k) Deferrals. To the extent permitted by Applicable Law, the Committee, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A to the extent applicable.

(l) Section 409A. The following provisions only apply to US Participants. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Committee determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Shares are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(m) Data Privacy. (i) To the extent that the processing of the Participant’s personal data by the Company, trustee, the Plan Administrator and any Affiliate under and/or in connection with this Plan falls within the territorial scope of (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27th April 2016 (the “EU GDPR”), (ii) the EU GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended (the “UK GDPR”), (iii) the Data Protection (Jersey) Law 2018 and any orders, regulations or guidance in connection therewith (the “Jersey GDPR”) and/or (iv) equivalent legislation and/or legislation implementing and/or supplementing the EU GDPR or UK GDPR or Jersey GDPR in any member state of the European Economic Area or the UK or Jersey, the Company, trustee, the Plan Administrator and/or any Affiliate will carry out such processing in accordance with their EEA/UK/Jersey privacy notice from time to time in force, the latest version of which shall have been provided to the Participant. (ii) By accepting an Award, (except where (i) above applies) a Participant: (A) explicitly and unambiguously acknowledges and consents to the collection, use, transfer and other processing of their personal data as described in this Section by the Company, trustee, the Plan Administrator and any Affiliate for the purpose of implementing, administering and managing their participation in the Plan; (B) understands that the Company, trustee, the Plan Administrator and any Affiliate hold certain personal data about the Participant, including, but not limited to, their name, home address, telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares or directorships held by the Participant in the Company, details of all options or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in the Participant’s favour for the purpose of implementing, managing and administering the Plan; and (C) understands that this personal data may be transferred to any third parties assisting in the implementation, administration and management of the Plan.

(n) Governing Law and Jurisdiction. This Plan and all Awards, including any non-contractual obligations arising in connection therewith, will be governed by and interpreted in accordance with the laws of England and Wales, disregarding any jurisdiction’s choice-of-law principles requiring the application of a jurisdiction’s laws other than that of England and Wales and the courts of England and Wales shall have exclusive jurisdiction to hear any dispute.

11. COVENANTS OF THE COMPANY.

The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue or procure the transfer of and sell Shares upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Shares issued or issuable or transferable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance or transfer and sale of Shares under the Plan, the Company will be relieved from any liability for failure to issue or procure the transfer of and sell Shares upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance or transfer of Shares pursuant to the Award if such grant or issuance or transfer would be in violation of any Applicable Law.

12. ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A (US PARTICIPANTS ONLY).

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date; or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance or transfer date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance or transfer schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was an Employee upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance or transfer of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance or transfer date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance or transfer dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Committee pursuant to subsection (d) of this Section or as otherwise required by Applicable Law.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Committee, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance or transfer of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance or transfer date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance or transfer dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Committee may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (d)(ii) below. In the absence of such discretionary election by the Committee, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 12(d) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Committee of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance or transfer dates for the shares in respect of the Non-Exempt Award unless earlier issuance or transfer of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this subsection (d) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

13. SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

14. TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

15. DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalised terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or the Committee, as applicable.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Committee may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means the Code and any applicable U.S. and non-U.S. securities, exchange control, tax, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organisation such as the London Stock Exchange, the Nasdaq Stock Market, New York Stock Exchange, the Financial Industry Regulatory Authority, the Financial Conduct Authority, the Prudential Regulation Authority or stock exchange or quotation system on which the Shares are listed or quoted) and the applicable laws and rules of any other country or jurisdiction where Awards are granted.

(e) “Award” means any right to receive Shares, cash or other property granted under the Plan (including an Option, a Restricted Share Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h) “Capitalisation Adjustment” means any change that is made in, or other events that occur with respect to, the Shares subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganisation, recapitalisation, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalisation Adjustment.

(i) “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company or any Affiliate or an Award Agreement in which the term “cause” (or words of like import) is defined and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any criminal offence (other than a road traffic offence for which no custodial sentence is imposed); (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s material violation of any contract or agreement between the Participant and the Company, the Company’s employment policies, or of any statutory or other duty owed to the Company; (iv) such Participant’s unauthorised use or disclosure of the Company’s confidential information or trade secrets; (v) such Participant’s gross misconduct; (vi) such Participant’s failure or refusal to comply with a material directive from the Committee, the Participant’s supervisor or, if applicable, the board of directors of any Affiliate; or (vii) such Participant’s breach of a fiduciary duty to the Company. For purposes of this definition, “Company” will be deemed to include the Company and any applicable Affiliate employing or otherwise engaging the Participant. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Committee with respect to Participants who are executive officers of the Company and any other Participant where Applicable Law requires it, and otherwise by the Company’s chief executive officer with respect to any other Participants. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company, any Affiliate or such Participant for any other purpose.

(j) “Change in Control” or “Change of Control” means, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance or transfer of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the Adoption Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

Notwithstanding anything contained herein, a transaction shall not constitute a “Change in Control” for the purposes of this definition if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction.

(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l) “Committee” means the Board or the Remuneration Committee of the Board or any other committee of one or more Directors to whom authority has been delegated by the Board to administer the Plan in accordance with the Plan. If no committee is duly authorised by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

(m) “Company” means Wise Group plc, a company incorporated in Jersey with registered number 160362 or any successor.

(n) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(o) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee or Director, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Director or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Committee, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by Applicable Law, the Committee in its sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Committee or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(p) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(q) “Deed Poll” means a document executed by deed by the Company to unilaterally grant Awards under the Plan.

(r) “Designated Beneficiary” means (i) a Participant’s personal representative appointed on Participant’s death; or (ii) if the Committee permits from time to time in its discretion, the beneficiary or beneficiaries a Participant designates, in a manner the Committee determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated.

(s) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(t) “Director” means a member of the Board.

(u) “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s termination of Continuous Service, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined by the Committee in its sole and good faith discretion, and the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or any Affiliate.

(v) “Effective Date” means the date of effectiveness of the Registration Statement.

(w) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(y) “Entity” means a corporation, partnership, limited liability company or other entity.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of shares of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb) “Fair Market Value” means, as of any date, unless otherwise determined by the Committee, the value of the Shares (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, as reported in a source the Committee deems reliable.

(ii) If there is no closing sales price for the Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Shares, or if otherwise determined by the Committee, the Fair Market Value will be determined by the Committee in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) Jersey, United Kingdom, U.S. federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, centre, organisation, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organisation (including the London Stock Exchange, the Nasdaq Stock Market, New York Stock Exchange, the Financial Conduct Authority, the Prudential Regulation Authority and the Financial Industry Regulatory Authority).

(dd) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of Shares subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ee) “Holding Period” means the period during which a Holding Requirement applies.

(ff) “Holding Requirement” means a requirement that Shares be held during the Holding Period as described in Section 6.

(gg) “Holding Share” means a Share which is subject to a Holding Requirement.

(hh) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Committee, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised; (ii) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (iii) to comply with other Applicable Laws.

(ii) “Non-Employee Sub-Plan” means the Non-Employee Sub-Plan to the Plan adopted by the Board.

(jj) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance or transfer of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Arrangement.

(kk) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ll) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance or transfer of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder)) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(mm) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(nn) “Option” means a right to acquire Shares granted pursuant to the Plan.

(oo) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(pp) “Other Award” means an award based in whole or in part by reference to the Shares which is granted pursuant to the terms and conditions of Section 5(c).

(qq) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(rr) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person (including any Designated Beneficiary) who holds an outstanding Award.

(ss) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 4(f) or Section 5(b) pursuant to such terms as are approved by the Committee. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Committee may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Shares.

(tt) “Performance Criteria” means the one or more criteria that the Committee will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Committee: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortisation; total shareholder return; return on equity or average shareholder’s equity; return on assets, investment, or capital employed; share price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; shareholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; growth of net income or operating income; billings; financing; regulatory milestones; shareholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(uu) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. If specified by the Committee (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Committee may appropriately make adjustments at the end of the Performance Period in the method of calculating the attainment of Performance Goals for a Performance Period in relation to some or all of the following factors: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the dilutive effects of acquisitions or joint ventures; (5) to exclude the effect of any change in the outstanding Shares by reason of any share dividend or split, share repurchase, reorganisation, recapitalisation, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to Shareholders other than regular cash dividends; and (6) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles. In addition, the Committee may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. The Committee retains the discretion to consider additional adjustment items when determining achievement of Performance Goals at the end of the Performance Period and/or to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals (in each case, including but not limited to adjustments reflecting, reducing or eliminating, as applicable, the effect of changes to tax laws or rates, litigation (including threatened litigation), regulatory and/or risk events which the Committee determines to be relevant to Performance Goals which have been set) and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Award.

(vv) “Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.

(ww) “Plan” means this Wise Group plc 2026 Equity Incentive Plan, as amended from time to time.

(xx) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.

(yy) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(zz) “Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.

(aaa) “Registration Statement” means registration statement on Form 20-F in connection with the listing of ordinary shares of the Company on the Nasdaq Stock Market.

(bbb) “Restricted Share Award” or “RSA” means an Award of Shares which is granted pursuant to the terms and conditions of Section 5(a).

(ccc) “RSU Award” or “RSU” means an Award of restricted share units representing the right to receive an issuance or transfer of Shares which is granted pursuant to the terms and conditions of Section 5(a).

(ddd) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(eee) “Rule 405” means Rule 405 promulgated under the Securities Act.

(fff) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(ggg) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(hhh) “Securities Act” means the Securities Act of 1933, as amended.

(iii) “Service Provider” means an Employee, Director or Consultant, provided that Consultants and Directors who are not Employees are only considered “Service Providers” eligible to be granted Awards under the Non-Employee Sub-Plan.

(jjj) “Share” means:

(i) a fully paid A ordinary share in the capital of the Company, whether held in certificated or uncertificated form;

(ii) a depositary interest created over an A ordinary share in the capital of the Company;

(iii) a Treasury Share; and/or

(iv) a share or other instrument representing a Share following any reorganisation of the share capital of the Company.

(kkk) “Share Appreciation Right” or “SAR” means a right to receive the appreciation on a Share that is granted pursuant to the terms and conditions of Section 4.

(lll) “Share Reserve” means the number of Shares available for issuance under the Plan as set forth in Section 2(a).

(mmm) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(nnn) “Tax-Related Items” means any income tax, social security contributions or the like (including but not limited to, if applicable, all liability to employee and/or employer social security contributions for which Participant is liable and has agreed to pay in connection with such Participant’s Awards by the date of the event creating the tax liability), payroll tax, fringe benefit tax, levies or charges, payment on account or other tax-related items and any other payroll deductions required by law arising out of or in relation to a Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant. For purposes of the foregoing, reference to employer social security contributions shall, in respect of Estonia, include fringe benefit taxes (CIT and social tax).

(ooo) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(ppp) “Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company held in treasury and not cancelled.

(qqq) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(rrr) “US Participant” means a Participant who is, or who subsequently becomes, a US resident or subject to United States taxation in respect of an Award.

(sss) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

NON-EMPLOYEE SUB-PLAN

TO THE WISE GROUP PLC 2026 EQUITY INCENTIVE PLAN

This sub-plan (the “Non-Employee Sub-Plan”) to the Plan governs the grant of Awards to Consultants (defined below) and Directors who are not Employees. The Non-Employee Sub-Plan incorporates all the provisions of the Plan except as modified in accordance with the provisions of this Non-Employee Sub-Plan.

Awards granted pursuant to the Non-Employee Sub-Plan are not granted pursuant to an “employees’ share scheme” for the purpose of English law.

For the purposes of the Non-Employee Sub-Plan, the provisions of the Plan shall operate subject to the following modifications:

1. INTERPRETATION

In the Non-Employee Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as a Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as a Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Committee, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from a Director of the Company to a Consultant of an Affiliate or vice versa will not constitute an interruption of Continuous Service. To the extent permitted by Applicable Law, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Committee or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

“Non-Executive Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item

404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

“Service Provider” means a Consultant or Director who is not an Employee.

2. ELIGIBILITY

Service Providers are eligible to be granted Awards under the Non-Employee Sub-Plan.

3. SERVICE PROVIDER STATUS AND TERMINATION OF SERVICE

If the Committee so determines, a Participant who (i) ceases to be a Service Provider for the purposes of this Non-Employee Sub-Plan and who becomes a Service Provider as defined in the Plan immediately thereafter; or (ii) ceases to be a Service Provider as defined in the Plan and who becomes a Service Provider for the purposes of this Non-Employee Sub-Plan immediately thereafter, (provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate) may be considered to remain in Continuous Service for the purposes of their Award(s).

4. NO OTHER SERVICE RIGHTS

Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate (subject to Applicable Law) and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (ii) the service of a Director pursuant to the memorandum of association and articles of association from time to time of the Company or an Affiliate, and any applicable provisions of the corporate law of the jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

5. ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A (US PARTICIPANTS ONLY)

(a) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Consultants. The provisions of this subsection (a) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was a Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance or transfer of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance or transfer date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance or transfer dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Committee pursuant to Section 12(d) or as otherwise required by Applicable Law.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Committee, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance or transfer of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance or transfer date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance or transfer dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Committee may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in Section 12(d)(ii). In the absence of such discretionary election by the Committee, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(b) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Executive Directors. The following provisions of this subsection (b) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Committee, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance or transfer of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance or transfer date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance or transfer dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.